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(214) 999-3000


                               September 27, 1996


NCI Building Systems, Inc.
7301 Fairview
Houston, Texas  77041

Gentlemen:

         We have served as counsel for NCI Building Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 500,000 shares of Common Stock of the Company (the "Shares") to be issued and sold by the Company pursuant to the Company's Nonqualified Stock Option Plan (the "Option Plan").

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares reserved for issuance pursuant to the Option Plan, when issued in accordance with the Option Plan and the corresponding option agreements entered into by the Company, will be duly authorized and validly issued, and fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the heading "Interests of Named Experts and Counsel."

                                        Very truly yours,

                                        GARDERE & WYNNE, L.L.P.


                                        By: /s/ David G. McLane
                                           ------------------------------------
                                           David G. McLane, Partner